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                                                               EXHIBIT (a)(5)(A)

                              FOR IMMEDIATE RELEASE

                  U.S. PHYSICAL THERAPY ANNOUNCES ISSUER TENDER

Houston, TX - June 30, 2000 - U.S. Physical Therapy, Inc. (Nasdaq National Market:USPH) today announced that it plans to purchase up to 500,000 shares of its common stock at a price of $11.00 per share (the "Offer"), which represents 15.2% of the shares outstanding. All of the shares that are properly tendered (and not withdrawn) will, subject to possible proration and provisions relating to the tender of "odd lots," be purchased for cash at the purchase price of $11.00 per share. All other shares that are tendered and not purchased will be returned to the stockholder.

The Offer is scheduled to commence on Tuesday, July 11, 2000 and expire at 5:00 p.m., New York City time, on Thursday, August 10, 2000, unless extended by the Company. The Offer is explained in detail in the Offer to Purchase, Letter of Transmittal, and the Notice of Guaranteed Delivery that can be obtained upon commencement of the Offer either from Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004 (telephone: (212) 509-4000 (ext.535)) or from J. Michael Mullin, Chief Financial Officer, U.S. Physical Therapy, Inc., 3040 Post Oak Blvd., Suite 222, Houston, Texas 77056 (telephone:
(713) 297-7000).

Roy W. Spradlin, President and Chief Executive Officer, commented, "This stock repurchase program reflects the belief of our Board of Directors that U.S. Physical Therapy's common shares represent excellent value at current price levels."

U.S. Physical Therapy and its partners currently operate 130 outpatient clinics in 30 states and manage seven PT facilities for third parties, including physician practices.

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CONTACT:                                    -OR-           USPH'S INVESTOR RELATIONS:
U.S. Physical Therapy, Inc.                                The Equity Group Inc.
J. Livingston Kosberg, Chairman                            Linda Latman     (212) 836-9609
Roy W. Spradlin, President and CEO                         Robert Goldstein (212) 371-8660
(713) 297-7000
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